Exhibit 10.18
November 9, 2010
(revised per Ron Raup’s request and sent to him via email on November 11, 2010)
Personally Delivered Via Hand
Personal and Confidential
Mr. Ronald B. Raup
10627 Sherman Drive
Eden Prairie, MN 55347
Re:  Separation Agreement and Release
Dear Ron:
As you know, your employment with MakeMusic, Inc. (“MakeMusic”) will end effective at the close of business on December 10, 2010, as the result of your resignation. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific separation pay that MakeMusic has agreed to provide to you, provided you agree to the terms and conditions of this Agreement.
You are being provided this Agreement now for your review and initial agreement. We ask that you indicate your agreement to this Agreement as soon as possible by signing, dating and returning the first signature block at the end of this Agreement. To finalize this Agreement, sometime between December 10, 2010 and December 31, 2010, you must sign, date and return the second signature block at the end of this Agreement.
By your signature below, you agree to the following terms and conditions:
     1. End of Employment.
          a. Your employment with MakeMusic will end effective at the close of business on December 10, 2010. You will remain on MakeMusic’s payroll and covered by MakeMusic’s benefits through December 10, 2010. You are to perform no work on behalf of MakeMusic between today and December 10, 2010, unless expressly asked to do so by Jeff Koch, Chair of the Board of Directors.
          b. Upon your receipt of your final paycheck which includes payment for services through December 10, 2010, you will have received all wages owed to you by virtue of your employment with MakeMusic or separation thereof.
          c. Upon your receipt of payment from MakeMusic in the amount of $27,567.20, less applicable deductions and withholding, which represents payment for 257.73 hours of accrued (accrued through December 10, 2010) and unused Paid Time Off (PTO) at your regular rate, you will have received all PTO benefits owed to you by virtue of your employment with MakeMusic or separation thereof.

          e. The COBRA period for continuation of your insurance coverage under MakeMusic’s group plans will begin on January 1, 2011. Information regarding your right to elect COBRA coverage will be sent to you via separate letter.
          f. Except as set forth below in Section 2.c., your rights with regard to your stock options with MakeMusic are governed by your separate stock option agreements with MakeMusic.
          g. Effective November 10, 2010, you resigned from your positions as an officer of MakeMusic and as a member of MakeMusic’s Board of Directors.
You are not eligible for any other payments or benefits by virtue of your employment with MakeMusic or separation thereof except for those expressly described in this Agreement or otherwise provided by the terms of any benefit plan. You will not receive the payments described in Section 2 if you (i) do not sign and return this Agreement by the due date indicated, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement.
     2. Separation Pay. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, MakeMusic agrees as follows:
          a. To pay you separation pay in the gross amount of Two Hundred Twenty-Two Thousand Four Hundred Eighty and 00/100 Dollars ($222,480) (representing 12 months of your ending base salary), less applicable deductions and withholding. Such separation pay will be paid to you in substantially equal installments on MakeMusic’s normal payroll schedule beginning on the first regularly scheduled payday following expiration of the rescission periods noted below;
          b. To pay you the pro-rated value of any incentive compensation earned by you in calendar year 2010. MakeMusic will calculate such calendar year 2010 bonus in accordance with the terms of the applicable Executive Compensation Plan as if you had remained actively employed by MakeMusic through December 10, 2010. Your 2010 bonus, if earned, will be paid to you on or before March 15, 2011;
          c. To allow the cashless exercise of your vested stock options;
          d. To transfer ownership of the following MakeMusic property to you: a computer, computer monitor, related computer accessories, and cell phone. If there is any remaining current value to such items, MakeMusic will loan these items to you until such time as there is no remaining taxable value on these items, at which time MakeMusic will give the items to you. MakeMusic requires that you remove all of MakeMusic’s confidential and trade secret information from the computer and cell phone that will be transferred to you, and that you not use, disclose or keep any copies of such information; and

          e. To continue to pay your current monthly AT&T fees for your cell phone through February 28, 2011.
     3. Your Release of Claims. Specifically in consideration of the separation pay described in Section 2, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:
          a. You hereby do release, agree not to sue, and forever discharge MakeMusic (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with MakeMusic, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.
          b. This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract (including, without limitation, any claim for breach of your Employment Agreement dated October 19, 2000, as amended (herein after “Employment Agreement”)), estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Fair Labor Standards Act, any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, veteran or military status, genetic information, or any other protected class under federal, state or local law. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with MakeMusic.
          c. If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments and benefits described above in Section 2 is in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

          d. You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with MakeMusic, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments specifically promised to you under Section 2 of this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights you have under workers compensation laws, (6) any rights you have under state unemployment compensation benefits laws, (7) the right to file a charge of discrimination with a governmental agency such as the Equal Employment Opportunity Commission, although, as noted above, you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf, (8) the right to testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, (9) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or (10) the right to coverage and indemnification under MakeMusic’s directors’ and officers’ insurance coverage as set forth in MakeMusic’s D&O insurance policy.
          e. MakeMusic, as used in this Section 3, shall mean MakeMusic, Inc. and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of MakeMusic, in their official and individual capacities.
     4. Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that MakeMusic has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) calendar days from December 10, 2010 to consider whether the terms are acceptable to you. You have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period. You may not, however, execute the second signature block of this Agreement until sometime between December 10, 2010 and December 31, 2010.
     5. Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing the second signature block of this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing the second signature block of this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must (a) be in writing; (b) delivered to Deb Peterson, MakeMusic, Inc., 7615 Golden Triangle Drive, Suite M, Eden Prairie, MN 55344-3848 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Deb Peterson, as set forth above, and sent by certified mail, return receipt requested. You understand that if you rescind any part of this Agreement in accordance with this Section 5, you will not receive the separation pay described in Section 2 and you will be obligated to return any such payments if already received.
     6. Return of Property. By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, MakeMusic are the sole property of MakeMusic. Except as set forth in Section 2.d. above, by signing this Agreement you further agree and represent that you have returned to MakeMusic all of its property, including but not limited to, all keys, access cards, credit cards, customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of MakeMusic.
     7. On-Going Obligations. You are hereby reminded of your on-going obligations to MakeMusic under Articles IV, V and VI of your Employment Agreement. You acknowledge and agree that if you violate Article IV, V and/or VI of your Employment Agreement, MakeMusic shall be entitled to all available legal and equitable remedies, including but not limited to suspending and recovering any and all payments made or to be made under Section 2 of this Agreement.
     8. Non-Disparagement and Confidentiality. You promise and agree not to disparage MakeMusic, its shareholders, officers, directors, employees, customers, products or services. You also promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding the substance and/or nature of any dispute between MakeMusic and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal advisors or as otherwise required by law.
     9. Remedies. If you breach any term of this Agreement, MakeMusic shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under this Agreement and payment by you of its attorneys’ fees and costs. If MakeMusic seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.
     10. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by MakeMusic or you of any liability or unlawful conduct whatsoever. MakeMusic and you specifically deny any liability or unlawful conduct.
     11. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of MakeMusic. The rights and obligations of this Agreement shall inure to the successors and assigns of MakeMusic.
     12. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.
     13. Law Governing. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.
     14. Full Agreement. This Agreement contains the full agreement between you and MakeMusic and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties except for the following agreements which shall remain in full force and effect: your separate stock option agreements with MakeMusic and Articles I and IV — X of your Employment Agreement.
     15. Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against MakeMusic and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.
     The offer contained in this Agreement will expire at 5:00 p.m. on December 31, 2010. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement, by signing, dating and returning the first signature block at the end of this Agreement to Deb Peterson. To finalize this Agreement, sometime between December 10, 2010 and December 31, 2010, you must sign, date and return the second signature block at the end of this Agreement to Deb Peterson.
     Ron, we thank you for your many contributions to MakeMusic and wish you all the best both personally and professionally.
Sincerely,
MAKEMUSIC, INC.
/s/ Jeff Koch
Jeff Koch
Chairman of the Board of Directors
FIRST ACKNOWLEDGMENT AND SIGNATURE
By signing below, I, Ronald B. Raup, acknowledge and agree to the following:

•	I have read this Separation Agreement and Release carefully.
•	I agree that this Separation Agreement and Release accurately reflects the agreement between me and MakeMusic with regard to the separation of my employment.
•	I will execute and return to MakeMusic the “Second Acknowledgment and Signature” sometime between December 10, 2010 and December 31, 2010.
Accepted this 15th day of November, 2010.

/s/ Ronald B. Raup
Ronald B. Raup

SECOND ACKNOWLEDGMENT AND SIGNATURE
       By signing below, I, Ronald B. Raup, acknowledge and agree to the following:
•	I have had adequate time to consider whether to sign this Separation Agreement and Release.
•	I have read this Separation Agreement and Release carefully.
•	I understand and agree to all of the terms of the Separation Agreement and Release.
•	I am knowingly and voluntarily releasing my claims against MakeMusic.
•	I have not, in signing this Agreement, relied upon any statements or explanations made by MakeMusic except as for those specifically set forth in this Separation Agreement and Release.
•	I intend this Separation Agreement and Release to be legally binding.
•	I am signing this Separation Agreement and Release on or after my last day of employment with MakeMusic.
Accepted this 13th day of December, 2010.

/s/ Ronald B. Raup
Ronald B. Raup